KEY-EMPLOYEE COVENANTS
(“AGREEMENT”)

______________________________________("Employee")

Nu Skin Enterprises, Inc. and its affiliated companies (“Company”) operate in a highly competitive direct sales, multilevel marketplace competing for product market share as well as recruitment and retention of independent distributors. The success of Company depends on maintaining a competitive edge in this industry through the introduction of innovative products and attracting and retaining distributors. Accordingly, as a condition of and in consideration of employment or continued employment with Company, the parties hereby acknowledge and agree as follows:

1.

Confidential Information: Employee acknowledges that during the term of employment with Company he or she may develop, learn and be exposed to information about Company and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and training in Company’s manner of doing business in both product categories and direct selling and multi-level marketing strategies, and other trade secrets which information is secret, confidential and vital to the continued success of Company (“Confidential Information”). Employee agrees that he or she will not at any Time (whether during employment or after termination of employment with Company), without the express written consent of Company, disclose, copy, retain, remove from Company’s premises or make any use of such Confidential Information except as may be required in the course of his or her employment with Company.

2.

Conflict of Interest: During employment with Company, Employee shall not have any personal interest that is incompatible with the loyalty and responsibility owed to Company. Employee must discharge his or her responsibility solely on the basis of what is in the best interest of Company and independent of personal considerations or relationships. Although it is difficult to identify every activity that might give rise to a conflict of interest, and not by way of making an all inclusive list, some of the more common circumstances and practices that might result in such conflicts are set forth below. Should Employee have any questions regarding this matter, Employee should consult with and receive written permission from his or her director or supervisor.

a.	Employee shall maintain impartial relationships with vendors, suppliers and distributors.

b.	Employee shall not have a direct or indirect ownership interest in vendors of Company nor any company doing or seeking to do business with Company.

c.

Employee shall not have a direct or indirect ownership in any company which competes with Company in any product category or any direct selling or multi-level marketing company, unless such company’s securities are publicly traded on either the NYSE, American or NASDAQ stock exchanges and the Employee’s ownership interest is less than 1% of the total outstanding securities of such company.

d.

Employee shall not perform services of any kind for any entity doing or seeking to do business with Company. As to employment with or service to another company, Employee shall not allow any such activity to detract from his or her job performance, use Company’s time, resources, or personnel, or require such long hours to affect his or her physical or mental effectiveness.

e.

While employed and for a period of three (3) months after termination of an employment relationship with Company, Employee shall not directly or indirectly own any interest in a Company distributorship. Additionally, during the course of employment, neither the Employee’s spouse nor an immediate family member living in the same household shall own any interest in a Company distributorship or any other multi-level distributorship. Employee’s spouse or immediate family member living in the same household will not, without the prior written consent of the Company, own any interest in another direct sales distributorship or be employed by another direct sales or multi-level marketing company. Any pre-existing ownership interests or employment covered in this paragraph must be disclosed to the Company at the time of the execution of this Agreement.

f.

Employee shall disclose to his/her immediate director or supervisor any and all areas posing a potential or actual conflict of interest. Said disclosure shall be made as promptly as possible after such conflict arises.

3.

Work Product: Company shall have the sole proprietary interest in the work product of Employee during his or her employment with Company (“Work Product”), and Employee expressly assigns to Company or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, manufacturing processes and innovations, special calibration techniques, software, service code, systems designs and any other Work Product developed by Employee, either solely or jointly with others, where said Work Product relates to any business activity or research and development activity in which Company is involved or plans to be involved at the time of or prior to Employee’s creating such Work Product, or where such Work Product is developed with the use of Company’s time, material, or facilities; and Employee further agrees to disclose any and all such Work Product to Company without delay.

4.

Ethical Standards: Employee agrees to maintain the highest ethical and legal standards in his or her conduct, to be scrupulously honest and straight-forward in all of his or her dealings and to avoid all situations which might project the appearance of being unethical or illegal.

5.

Product Resale: As an employee of Company, Employee may receive Company products and materials either at no charge or at a discount as specified from time to time by Company in its sole discretion. Employee agrees that the products received from Company are strictly limited to Employee’s personal use and that of Employee’s immediate family and may not be resold, given or disposed of to any other person or entity in a manner inconsistent with the personal use herein described.

6.

Gratuities: Employee shall neither seek nor retain gifts, gratuities, entertainment or other forms of compensation, benefit, or persuasion from suppliers, distributors, vendors or their representatives without the consent of a Company Vice President with the exception of meals provided in the ordinary course of business on an infrequent basis.

7.

Non-Solicitation: Employee shall not in any way, directly or indirectly, at any time during employment or within two (2) years after either a voluntary or involuntary employment termination: (a) solicit, divert, or take away Company’s distributors; (b) solicit in any manner Company’s employees, or vendors; or (c) assist any other person in any manner or persons in an attempt to do any of the foregoing.

8.

Non-Disparagement: Employee shall not in any way, directly or indirectly at any time during employment or after either voluntary or involuntary employment termination, commercially disparage Company, Company products or Company Distributors.

9.

Non-Endorsement: Employee shall not in any way, directly or indirectly, at any time during employment or within one (1) year after either a voluntary or involuntary employment termination endorse any product that competes with products of Company, promote or speak on behalf of any company whose products compete with those of Company, allow Employee’s name or likeness to be used in any way to promote any company or product that competes with products of Company.

10.

Non-Competition: In exchange for the benefits of continued employment by the Company, Employee shall not accept employment with, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venturer, agent, equity owner, distributor or in any other capacity whatsoever, with any direct sales or multi-level marketing company that competes with the business of the Company whether for market share of products or for independent distributors in a territory in which the Company is doing business. The restrictions set forth in this paragraph shall remain in effect during the Employee’s employment with the Company and during a period of six months following the Employee’s termination of employment. Within fifteen days of termination of Employee’s employment, the Company shall notify Employee whether it elects to release the Employee from the obligations set forth in this paragraph. For the period following the termination of employment during which the restrictive covenants in this paragraph remain in effect, the Company shall pay Employee a sum equal to seventy-five percent of the Employee’s base salary at termination of employment, less applicable withholding taxes and excluding all incentive compensation and other benefit payments. Payment may be made in periodic installments in accordance with the Company’s regular payroll practices.

11.

Acknowledgement: Employee acknowledges that his or her position and work activities with the company are “key” and vital to the on-going success of Company’s operation in each product category and in each geographic location in which Company operates. In addition, Employee acknowledges that his or her employment or involvement with any other direct selling or multi-level marketing company in particular would create the impression that Employee has left Company for a “better opportunity,” which could damage Company by this perception in the minds of Company’s employees or independent distributors. Therefore, Employee acknowledges that his or her confidentiality, non-solicitation, non-disparagement, non-endorsement, and non-competition covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. Employee has carefully read this Agreement, has consulted with independent legal counsel to the extent Employee deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Employee acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Employee’s employment is terminated, whether voluntary or involuntary. In the event that Employee is to be employed as an attorney for a competitive business, Company and Employee acknowledge that paragraph 10 is not intended to restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.

12.

Terminations: Upon termination of employment, Employee shall return to the company all assets and equipment of the Company along with any Confidential Information and Work Product including any distributor and vendor contact information and notes or summaries of all of the above.

13.

Remedies: The Employee acknowledges: (a) that compliance with the restrictive covenants contained in this Agreement are necessary to protect the business and goodwill of Company and (b) that a breach will result in irreparable and continuing damage to Company, for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event that he/she breaches or threatens to breach these restrictive covenants, Company shall be entitled to both: (1) a preliminary or permanent injunction to prevent the continuation of harm and (2) money damages insofar as they can be determined. Nothing in this agreement shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative. It is further recognized and agreed that the covenants set forth herein are for the purpose of restricting Employee’s activities to the extent necessary for the protection of the legitimate business interests of Company and that Employee agrees that said covenants do not and will not preclude him from engaging in activities sufficient for the purposes of earning a living.

14.

Attorney’s Fees: If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorney’s fees, incurred by that party in enforcing the terms of this Agreement.

15.

Court’s Right to Modify Restriction: The parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenants contained in this Agreement are in any way disputed at any time, a court or other trier of fact may modify and enforce the covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

16.

Severability: If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court or administrative agency to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

17.

Governing Law and Forum: This Agreement shall be governed and enforced in accordance with the laws of the State of Utah, and any litigation between the parties relating to this Agreement shall be conducted in the courts of Utah County or Salt Lake City where necessary for federal court matters.

18.

Employment at Will: Employee understands that employment with Company is at will, meaning that employment with the Company is completely voluntary and for an indefinite term and that either Employee or Company is free to terminate the employment relationship at any time, with or without cause or advance notice, provided that termination is not done for an unlawful or discriminatory purpose.

THIS AGREEMENT HAS BEEN READ, UNDERSTOOD AND FREELY ACCEPTED BY:

"Employee" __________________ Dated: __________________